Exhibit 8.1

515 East Las Olas Boulevard, Suite 1200 | Fort Lauderdale, FL 33301 | T 954.525.1000 | F 954.463.2030

Holland & Knight LLP | www.hklaw.com

August 11, 2014

Alion Science and Technology Corporation

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

Ladies and Gentlemen:

This opinion is addressed to Alion Science and Technology Corporation, a Delaware corporation (the “Company”), with respect to:

•                  the offer to exchange (the “Exchange Offer”) up to $235,000,000 aggregate principal amount of Third-Lien Senior Secured Notes due 2020 (the “New Third-Lien Notes”) and associated guarantees (the “New Third-Lien Guarantees”) and up to 235,000 warrants (the “New Third-Lien Warrants”) to purchase up to 3,729,677 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

•                  the offering  (the “Unit Offering”) of up to 8,633 uncertificated units (each, a “Unit”), consisting of an aggregate of up to $8,633,000 principal amount of New Third-Lien Notes (“Unit Notes”) and up to 8,633 New Third-Lien Warrants (“Unit Warrants,” and together with the New Third-Lien Warrants, the “Warrants”) and associated guarantees (the “Unit Guarantees”) to purchase up to 165,261 shares of Common Stock; and

•                  the offer of up to $297,287,430 aggregate principal amount of New-Third Lien Notes issuable as pay-in-kind interest on the New Third-Lien Notes and the Unit Notes  (the “PIK Notes,” and together with the New Third-Lien Notes and the Unit Notes, the “Notes”) and associated Guarantees (the “PIK Guarantees,” and together with the New Third-Lien Guarantees and the Unit Guarantees, the “Guarantees”).

The Notes, Guarantees, Warrants, Units and Common Stock are referred to herein as the “Securities.”  All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

We have acted as special tax counsel to the Company in connection with the Exchange Offer and the Unit Offering as described in the Registration Statement. With respect thereto, we have examined such corporate records, certifications and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing and to the assumptions and qualifications set forth herein, the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” constitute our opinion of the material United States federal income tax consequences of the Exchange Offer and the Unit Offering.

The opinion herein expressed is limited to the specific issues addressed. By rendering this opinion, we do not undertake to advise you with respect to any other matter. This opinion may not be used or relied upon for any purpose whatsoever, other than in connection with the Exchange Offer and the Unit Offering as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP